UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2008

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2008, the City of Forsyth, Montana issued $17.0 million of its Pollution Control Revenue Refunding Bonds, Series 2008 (Avista Corporation Colstrip Project) due 2034 (the “Bonds”) on behalf of Avista Corporation (Avista Corp. or the Company). The proceeds of the Bonds were used to refund $17 million of Pollution Control Revenue Refunding Bonds, Series 1999B (Avista Corporation Colstrip Project) issued by the City of Forsyth, Montana on behalf of Avista Corp., which were subject to remarketing or refunding on December 31, 2008.

The City of Forsyth, Montana has loaned the proceeds of the Bonds to Avista Corp. pursuant to a Pollution Control Facilities Loan Agreement dated as of December 1, 2008 (the “Loan Agreement”) between Avista Corp. and the City of Forsyth, Montana. Pursuant to the Loan Agreement, Avista Corp. is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal and interest on the Bonds.

The Bonds were issued under a Trust Indenture, dated as of December 1, 2008 (the “Indenture”), by and between the City of Forsyth, Montana and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). In addition, concurrently with and as a condition to the issuance of the Bonds, Avista Corp. caused Bank of America, N.A. (the “Bank”) to issue a direct-pay irrevocable letter of credit (the “Letter of Credit”) in the amount of $17.2 million in favor of the Trustee which will permit the Trustee to draw amounts to pay principal of and up to 35 days of interest on, and the purchase price of, the Bonds when due. The Company’s obligation to reimburse the Bank for drawings on the Letter of Credit is secured by $17.0 million of non-transferable First Mortgage Bonds of the Company issued to the Bank. Such First Mortgage Bonds would only become due and payable in the event, and then only to the extent, that the Company defaults on its obligations to reimburse the bank. The First Mortgage Bonds were issued under and in accordance with the Mortgage and Deed of Trust, dated as of June 1, 1939, from the Company to Citibank, N.A., trustee, as amended and supplemented by various supplemental indentures and other instruments.

The method of determining the interest rate on the Bonds may be converted from time to time, in accordance with the Indenture, to a daily, weekly, term, or flexible rate. The Bonds initially were issued bearing interest at a daily rate of 1.25%, which rate will reset daily thereafter unless and until the rate is converted to a weekly, term or flexible rate.

The Bonds are subject to purchase at the option of the holder, at any time during a daily or weekly interest rate period and on the first day of any term interest rate period which is preceded by a term interest rate period of equal duration and are subject to mandatory purchase upon the occurrence of certain events, in each case at a purchase price of 100% of the principal amount thereof, plus accrued interest, if any, to the purchase date. The Bonds also are subject to mandatory redemption upon a determination that the interest on the Bonds would be included in the holders’ gross income for federal income tax purposes. Any such special mandatory redemption would also be at a redemption price of 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of Pollution Control Revenue Refunding Bonds, Series 2008 (Avista Corporation Colstrip Project) under Item 1.01.

Section 8 – Other Events

Item 8.01 Other Events.

On December 31, 2008, the City of Forsyth, Montana Pollution Control Revenue Refunding Bonds, Series 1999A (Avista Corporation Colstrip Project) due 2034 were remarketed on behalf of Avista Corp. in the amount of $66.7 million. Avista Corp. purchased the Bonds and expects that at a later date, subject to market conditions, the bonds will be refunded or remarketed to unaffiliated investors.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Loan Agreement with City of Forsyth, Montana, dated December 1, 2008.

4.2	Trust Indenture between City of Forsyth Montana and Bank of New York Mellon Trust Company, N.A., dated December 1, 2008.

4.3	Forty-fifth Supplemental Indenture, dated as of December 1, 2008.

10.1	Letter of Credit and Reimbursement Agreement, dated as of December 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: January 5, 2008	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer